Exhibit 99.1

Contact:     Roger R. Hopkins, Chief Accounting Officer
(615) 890-9100

NHI Completes Offering of 5,175,000 Shares of Common Stock

MURFREESBORO, Tenn. - (November 27, 2013) National Health Investors, Inc. (NYSE:NHI) announced today the completion of its public offering of 5,175,000 shares of its common stock, including 675,000 shares issued pursuant to the exercise in full of the underwriters’ option to purchase additional shares, at a price to the public of $57.00 per share. The net proceeds from the offering were approximately $282.3 million, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company.

The Company intends to use the net proceeds from the offering to fund a portion of the purchase price of the pending acquisition of 25 independent living facilities from Holiday Acquisition Holdings LLC for a total cash purchase price of $491 million. If the pending acquisition is not completed, the Company intends to use the net proceeds for general corporate purposes, which may include other potential future acquisitions.

Wells Fargo Securities, BofA Merrill Lynch and BMO Capital Markets acted as joint book-running managers and KeyBanc Capital Markets, Stifel, JMP Securities, BB&T Capital Markets, Credit Agricole CIB, Raymond James, RBS Securities Inc. and SMBC Nikko acted as co-managers of the offering. The offering was made pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein or any other securities, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.